Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$1,750,000,000

Callable Three-Month LIBOR Senior Notes, due September 2009

FINAL TERM SHEET

Dated September 21, 2006

Issuer:	Bank of America Corporation

Ratings:	Aa2 (Moody’s)/AA- (S&P)/AA- (Fitch)

Title of the Series:	Callable Three-Month LIBOR Senior Notes, due September 2009

Total Aggregate Principal Amount Initially Being Issued:	$1,750,000,000

Issue Price:	100%

Trade Date:	September 21, 2006

Settlement Date:	September 27, 2006 (DTC)

Stated Maturity Date for Principal:	September 25, 2009

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	Actual/360

Record Dates:	For book-entry only notes, one business day prior to payment date. If notes are not held in book-entry only form, record dates will be March 15, June 15, September 15, and December 15.

Base Rate:	LIBOR Telerate Page 3750

Index Maturity:	90 days

Spread:	1 bp for the period from, and including, September 27, 2006 to, but excluding March 28, 2008; and 12 bp for the period from, and including, March 28, 2008 to, but excluding, the maturity date.

Interest Payment Dates:	March 28, June 28, September 28, and December 28 of each year, beginning December 28, 2006.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, September 27, 2006 to, but excluding, December 28, 2006, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date.

Interest Determination Date:	Second London banking day preceding the applicable interest reset date.

Interest Reset Dates:	March 28, June 28, September 28, and December 28

Redemption:	We have the right to redeem all, but not less than all, of the notes on March 28, 2008 and on any subsequent interest payment date. The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Call Notification:	Notice of redemption will be mailed to the holders of the notes to be redeemed not less than 15 days nor more than 60 days prior to the redemption date.

Conversion:	The notes will not be convertible into any of our other notes or securities.

Listing:	None.

Calculation Agent:	The Bank of New York

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Guzman & Company Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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